Exhibit 99.1

American Public Education Reports Second Quarter 2008 Results

Net Course Registrations from New Students Increase 60% in Second Quarter 2008 Compared to the Prior Year Period

CHARLES TOWN, W. Va.--(BUSINESS WIRE)--American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System, which operates through American Military University and American Public University – announced financial results for the quarter ended June 30, 2008.

Recent Highlights:

  The Company announced net course registrations of approximately 33,300 in the second quarter of 2008, a year-over-year increase of 59%.
  Net course registrations from new students in the second quarter of 2008 increased to approximately 8,800, an increase of 60% over the same period of 2007.
  As of June 30, 2008, a total of approximately 35,900 students were enrolled in American Public University System.
  American Public Education reported second quarter 2008 revenues increased 55% to $25.0 million, compared to $16.2 million in the second quarter of 2007.
  Income from operations before interest income and income tax expense in the second quarter of 2008 increased to $5.8 million, compared to $3.3 million in the same period of 2007.
  Net income for the second quarter of 2008 increased 93% to $3.9 million or $0.21 per diluted share, compared to $2.0 million or $0.17 per diluted share in the same period of 2007. The weighted average diluted shares outstanding for the second quarter of 2008 and 2007 were approximately 18.8 million and 12.1 million, respectively.
  American Public Education introduces third quarter 2008 earnings outlook of between $0.17 and $0.18 per diluted share.

  The Company also increased its full year 2008 earnings outlook to between $0.76 and $0.80 per diluted share.

Financial and Other Results:

Total revenues for the second quarter of 2008 increased 55% to $25.0 million, compared to total revenues of $16.2 million in the second quarter of 2007. Income from operations before interest income and income tax expense in the second quarter of 2008 increased to $5.8 million, compared to $3.3 million in the same period of 2007. Operating margin in the second quarter of 2008 increased to 23.0%, compared to 20.4% in the second quarter of 2007. Stock-based compensation expense reduced operating income by $469,000 and $116,000 in the second quarter of 2008 and 2007, respectively.

Net income for the second quarter of 2008 increased to $3.9 million or $0.21 per diluted share, which includes $307,000 or $0.02 per diluted share in stock-based compensation expense net of tax. This compares to net income of $2.0 million or $0.17 per diluted share for the second quarter of 2007, including $126,000 or $0.01 per diluted share in stock-based compensation expense net of tax. The weighted average diluted shares outstanding for the second quarter of 2008 and 2007 were approximately 18.8 million and 12.1 million, respectively.

For the six months ended June 30, 2008 total revenues were $48.2 million, an increase of 59% compared to total revenues of $30.3 million in the same period of 2007. Income from operations before interest income and income tax for the six months ended June 30, 2008 increased to $11.2 million, compared to $6.0 million in the same period of 2007. Stock-based compensation expense reduced each period’s operating income by $846,000 and $618,000, respectively. Net income for the six months ended June 30, 2008 increased 105% to $7.3 million or $0.39 per diluted share, which includes $556,000 or $0.03 per diluted share in stock-based compensation expense net of tax. This compares to net income of $3.6 million or $0.30 per diluted share in the same period of 2007, including $493,000 or $0.04 per diluted share in stock-based compensation expense net of tax.

Total cash and cash equivalents at June 30, 2008 were $34.9 million with no long-term debt. Cash from operations for the six months ended June 30, 2008 was $12.0 million, compared to $9.9 million in the same period of 2007. Capital expenditures were $4.6 million for the six months ended June 30, 2008, which compares to $1.8 million in capital expenditures in the same period of 2007. Depreciation and amortization was $1.9 million for the six months ended June 30, 2008 and $1.3 million for the same period of 2007.

Net Course Registrations and Student Enrollment:
For the three months ended June 30,
	2007	2008	% Change
Net Course Registrations
from New Students	5,500	8,800	60%
Net Course Registrations	20,900	33,300	59%
For the six months ended June 30,
	2007	2008	% Change
Net Course Registrations
from New Students	11,100	16,300	47%
Net Course Registrations	41,700	66,400	59%

As of June 30,
	2007	2008	% Change
Total Student Enrollment	22,900	35,900	57%

Note: Net course registrations represent the aggregate number of classes in which students remain enrolled after the date by which they may drop the course without financial penalty. Total student enrollment is the number of students who have completed at least one course in the last 12 months or are in the start of the second week of class for the most current semester.

Third Quarter 2008 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

  The Company expects net course registrations from new students of approximately 9,100 and net course registrations of approximately 36,250 in the quarter ending September 30, 2008.
  The Company’s third quarter 2008 revenue is expected to be between $25.5 million and $26.2 million.
  The Company estimates that third quarter 2008 net income, including stock-based compensation expense, will be between $3.1 million and $3.4 million or between $0.17 and $0.18 per diluted share. The weighted average number of diluted shares outstanding is expected to be between 18.9 and 19.0 million shares in the three month period ending September 30, 2008.

Full Year 2008 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

  The Company anticipates net course registrations from new students of approximately 34,500 and total net course registrations of 141,000 or more in the twelve month period ending December 31, 2008.
  The Company expects full year 2008 revenues to be between $103.0 million and $105.5 million.
  The Company estimates that full year 2008 net income, including stock-based compensation expense, will be approximately $14.5 million to $15.1 million or between $0.76 and $0.80 per diluted share. The weighted average number of diluted shares outstanding is expected to be between 18.9 and 19.1 million shares in the twelve month period ending December 31, 2008.

Webcast:

A live webcast of the Company’s second quarter earnings conference call will be broadcast at 5:00 p.m. Eastern time today. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education, Inc.

American Public Education, Inc. (NASDAQ: APEI) is an online provider of higher education focused primarily on serving the military and public service communities. American Public University System (APUS), wholly owned by APEI, comprises two universities – American Military University (AMU) and American Public University (APU). Regionally and nationally accredited, APUS serves more than 35,000 part-time students who live and work in all 50 states and more than 100 countries; and offers 73 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, and liberal arts.

Forward Looking Statements

Statements made in this press release regarding American Public Education, or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, statements under the heading “Full Year 2008 Outlook" and “Third Quarter 2008 Outlook” above and statements regarding expected growth. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

AMERICAN PUBLIC EDUCATION, INC.
Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended
	June 30,
	2008	2007
	(Unaudited)

Revenues	$24,999	$16,173
Costs and expenses:
Instructional costs and services	10,521	6,886
Selling and promotional	2,613	1,449
General and administrative	5,072	3,837
Depreciation and amortization	1,031	705

Total costs and expenses	19,237	12,877

Income from operations before
interest income and income taxes	5,762	3,296
Interest income, net	196	194

Income before income taxes	5,958	3,490
Income tax expense	2,033	1,454

Net income	$3,925	$2,036

Net Income per common share:
Basic	$0.22	$0.17

Diluted	$0.21	$0.17

Weighted average number of
common shares:
Basic	17,806,884	11,998,159

Diluted	18,791,644	12,052,532

	Six Months Ended
	June 30,
	2008	2007
	(Unaudited)

Revenues	$48,240	$30,262
Costs and expenses:
Instructional costs and services	20,433	12,991
Selling and promotional	4,790	2,888
General and administrative	9,875	7,073
Depreciation and amortization	1,929	1,323

Total costs and expenses	37,027	24,275

Income from operations before
interest income and income taxes	11,213	5,987
Interest income, net	438	338

Income before income taxes	11,651	6,325
Income tax expense	4,321	2,755

Net income	$7,330	$3,570

Net Income per common share:
Basic	$0.41	$0.30

Diluted	$0.39	$0.30

Weighted average number of
common shares:
Basic	17,771,396	11,931,086

Diluted	18,779,761	11,982,100

CONTACT:
American Public Education, Inc.
Harry T. Wilkins, CPA, 304-724-3722
Executive Vice President and Chief Financial Officer
or
Christopher L. Symanoskie, 703-334-3880
Director, Investor Relations